Exhibit 99.2

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Financial Statements
September 30, 2022
(With Independent Auditors’ Report Thereon)

Report of Independent Auditors

The General Partner
Medici Ventures, L.P.
Opinion
We have audited the financial statements of Medici Ventures, L.P., (the “Partnership”) which comprise the statement of assets and liabilities, including the schedule of investments, as of September 30, 2022, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Partnership at September 30, 2022, and the results of its operations, changes in its partners’ capital and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Partnership and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists.
The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatements of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ ERNST & YOUNG LLP
February 14, 2023

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Statement of Assets and Liabilities
September 30, 2022
Assets
Investments, at fair value (note 3, cost of $207,744,566)	$208,815,299
Cash	21,237,569
Prepaid management fees	1,458,333
Receivable from sale of assets (note 7)	—
Other assets	16,314
Total assets	$231,527,515
Liabilities and partners’ capital
Performance fee liability	747,481
Total liabilities	747,481
Partners’ capital - general partner	17,444,262
Partners’ capital - limited partner	213,335,772
Total partners’ capital	230,780,034
Total liabilities and partners’ capital	$231,527,515

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Schedule of Investments
September 30, 2022
				Percentage
	Number of			of partners’
	shares/units	Cost	Fair value (1)	capital
Portfolio investments, at fair value:
Private operating companies
Blockchain and financial technology services:
United States:
tZERO Group, Inc.
Common stock	112,095,577	$101,405,000	$60,933,481	26.4%
Series B preferred stock	9,140,645	5,025,069	5,790,707	2.5%
		106,430,069	66,724,188	28.9%

Bitt, Inc.
Common stock	2,265,245,950	17,674,000	65,523,532	28.4%
Convertible note		3,000,000	3,287,600	1.4%
		20,674,000	68,811,132	29.8%

Medici Land Governance, Inc.
Common stock	870,487	14,044,000	6,770,333	2.9%

PeerNova, Inc.
Common stock and warrants	2,038,906	5,758,751	2,766,945	1.2%
Series A preferred stock	2,009,133	2,336,823	5,053,170	2.2%
Series B preferred stock	596,397	1,499,997	1,499,997	0.6%
		9,595,571	9,320,112	4.0%

Voatz, Inc.
Series seed preferred stock	385,516	2,785,967	2,785,967	1.2%
Series A preferred stock	448,454	3,240,795	3,240,795	1.4%
Series A-1 preferred stock	30,999	224,017	224,017	0.1%
SAFE note		100,000	100,000	0.0%
SAFE note		150,000	150,000	0.1%
		6,500,779	6,500,779	2.8%

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Schedule of Investments
September 30, 2022
				Percentage
	Number of			of partners’
	shares	Cost	Fair Value (1)	capital
Minds, Inc.
Series A preferred stock	670,841	5,999,995	5,999,995	2.6%

GrainChain, Inc.
Class A common stock	7,173,184	8,392,625	9,175,220	4.0%
Class B common stock	2,391,061	2,797,541	3,058,406	1.3%
SAFE note		1,000,000	1,000,000	0.4%
		12,190,166	13,233,626	5.7%
Spera, Inc.
Series A preferred stock	2,670,583	2,000,000	2,000,000	0.9%

FinClusive Capital, Inc.
Common stock	14,933	3,733,250	2,654,208	1.2%
Convertible note		1,000,000	1,000,063	0.4%
		4,733,250	3,654,271	1.6%

Vital Chain, Inc.
Common stock	721,658	$462,000	$—	0.0%

Vinsent (VinX Network, Ltd.)
Common stock	145,126	2,499,675	465,340	0.2%

Chainstone labs, Inc.
Common stock	3,600,000	3,600,000	3,600,000	1.6%

SpeedRoute
Class A units		3,920,000	3,920,000	1.7%

Symbiont.io, Inc.
Series A-1 preferred stock	343,643	1,051,548	—	0.0%

Votem Corp.
Series B preferred stock	48,780	—	—	0.0%

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Schedule of Investments
September 30, 2022
				Percentage
	Number of			of partners’
	shares	Cost	Fair Value (1)	capital
Netki, Inc.
Convertible note		1,360,849	1,360,849	0.6%

Total United States		195,061,902	192,360,625	83.3%
Cayman Islands
Ripio Holding, Inc.
Series A-1 preferred stock	268,641	4,641,158	3,169,080	1.4%
Series B preferred stock	59,990	2,000,000	1,749,680	0.8%
Warrants	5,999		17,638	—%
		6,641,158	4,936,398	2.2%

Total Cayman Islands		6,641,158	4,936,398	2.2%
Belgium
Settlemint NV
Common stock	251,750	3,537,088	9,013,858	3.9%
Series A preferred stock	14,088	504,418	504,418	0.2%
		4,041,506	9,518,276	4.1%

Total Belgium		4,041,506	9,518,276	4.1%
Luxemborg
Ambr S.a.r.l
Preferred stock	3,755,869	2,000,000	2,000,000	0.9%

Total Luxemborg		2,000,000	2,000,000	0.9%

Total portfolio investments, at fair value		$207,744,566	$208,815,299	90.5%
(1) As determined by the General Partner (notes 2 and 3).

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Statement of Operations
Year ended September 30, 2022
Investment income:
Interest income	$116,429

Expenses:
Management fees (note 5)	2,500,000
Performance fee - realized (note 7)	1,077,125
Performance fee - unrealized (note 7)	747,481
Professional fees	279,459
Other general and administrative expenses	49,112
Total expenses	4,653,177
Net investment loss	(4,536,748)
Realized and unrealized gain from investments:
Net realized gain from investments	277,890
Net unrealized loss from investments	(6,461,030)
Net loss from investments	(6,183,140)
Net decrease in partners’ capital from operations	$(10,719,888)

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Statement of Changes in Partners’ Capital
Year ended September 30, 2022
	General	Limited
	partner	partner	Total
Balance at October 1, 2021	$2,439,361	240,455,247	242,894,608
Distributions	(171,140)	(1,223,546)	(1,394,686)
Performance fee - realized	(10,771)	(1,066,354)	(1,077,125)
Performance fee - unrealized	(7,475)	(740,006)	(747,481)
Net investment loss	(2,122)	(2,710,020)	(2,712,142)
Net realized gain from investments	2,779	275,111	277,890
Net unrealized loss from investments	(64,610)	(6,396,420)	(6,461,030)
Allocation of carried interest	15,258,240	(15,258,240)	—
Balance at September 30, 2022	$17,444,262	213,335,772	230,780,034

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Statement of Cash Flows
Year ended September 30, 2022
Cash flows from operating activities:
Net decrease in partners’ capital from operations	$(10,719,888)
Adjustments to reconcile net decrease in partners’ capital from operations to net cash used by operating activities:
Net realized gain from investments	(277,890)
Net unrealized loss from investments	6,461,030
Purchase of investments	(15,699,485)
Proceeds from sale of investments	2,347,285
Proceeds from escrow	124,526
Changes in operating assets and liabilities:
Increase in other assets	(16,314)
Decrease in related party payable	(33,947)
Increase in performance fee liability	747,481
Net cash used by operating activities	(17,067,202)
Cash flows from financing activities:
Distributions to partners	(1,394,686)
Net cash used by financing activities	(1,394,686)
Net decrease in cash	(18,461,888)
Cash, beginning of year	39,699,457
Cash, end of year	$21,237,569
Supplemental disclosure of cashflow information:
Interest income	$116,429

See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

(1)    Organization

Medici Ventures, L.P. (the “Partnership”), a Delaware limited partnership, commenced operations on April 23, 2021, under the laws of the State of Delaware. The Partnership is managed by Pelion MV GP, L.L.C. (the “General Partner”). The Partnership will continue until April 23, 2029, unless terminated earlier or extended under the terms of the Limited Partnership Agreement of the Partnership. The Limited Partnership Agreement was executed on April 23, 2021 (the “Formation Date”). The First Amendment to the agreement was executed on August 30, 2021, and a Clarifying Letter was executed on February 1, 2023 (with the agreement, the amendment, and the related letter herein after referred to as the “Agreement”).

The Partnership was previously a corporation, Medici Ventures, Inc., that was wholly owned by Overstock.com, Inc., and held several investments in blockchain-focused companies working to introduce blockchain technology to various industries including identity, land governance, money and banking, capital markets, supply chain, agriculture, and voting. On the Formation Date, Overstock.com, Inc. entered into an agreement with the General Partner to convert Medici Ventures, Inc. into a limited partnership with Overstock.com, Inc. (the “Limited Partner”) being the sole limited partner of the Partnership and to transfer a 1% partnership interest to the General Partner of the Partnership (the “Transaction”).

The Transaction resulted in a change in control event as sole authority and responsibility regarding the Partnership’s investment decisions and rights the Partnership holds in the portfolio companies were transferred to the General Partner. Therefore, although the Partnership was converted from a previously existing corporation, the Partnership is being treated for financial accounting purposes as having commenced operations as a new investment company beginning April 23, 2021.

The General Partner is responsible for the management and operation of the Partnership and the formulation of investment policy. The Partnership's primary purpose is to act as a venture capital fund, to provide the partners with the opportunity to realize significant long-term capital appreciation from holdings in the current portfolio and other portfolio companies acquired. The general purpose of the Partnership is to buy, sell, hold, and otherwise invest in securities of every kind and nature and rights and options with respect thereto, including, without limitation, stock, notes, bonds, and debentures; to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to securities held or owned by the Partnership; to enter into, make, and perform all contracts and other undertakings; to advance and promote blockchain technology; and to engage in all activities and transactions as may be necessary, advisable, or desirable to carry out the foregoing.

The Agreement limits the sale of Group A and Group B portfolio companies, as defined in the Agreement, for three and two years, after the Partnership’s Formation Date, respectively. The Agreement limits the Performance Fee and carried interest allocation paid to the General Partner if the portfolio companies are sold within the restricted time period.

(2)    Summary of Significant Accounting Policies

(a)    Basis of Presentation

The accompanying financial statements are presented in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). The Partnership considered investment companies under U.S. GAAP and follow the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies (“ASC 946”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

(b)    Use of Estimates

The preparation of financial statements in conformity with the U.S. generally accepted accounting principles requires the General Partner to make estimates and assumptions in determining the reported amounts of assets and liabilities, including the fair value of investments, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

(c)    Investment Valuation

The Partnership determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Partnership’s market assumptions. These two types of inputs create the following hierarchy:

•Level 1 – quoted prices in active markets for identical securities
•Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc.)
•Level 3 – significant unobservable inputs (including the Partnership’s own assumptions in determining the fair value of investments)

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, determining fair value requires more judgment. Because of the inherent uncertainty of valuation, estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Therefore, the degree of judgment exercised by the Partnership in determining fair value is greatest for investments categorized in Level 3.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair value - Valuation techniques and inputs

When determining fair value, the Partnership uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Partnership generally uses the market approach to value equity and debt investments in private operating companies. The market approach includes valuation techniques that use prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities, or a group of assets and liabilities.

The market approach includes valuation techniques that use observable market data (e.g., current trading and/or acquisition multiples) of comparable companies and applying the data to key financial metrics of the investment. The comparability (as measured by size, growth profile, and geographic concentration, among other factors) of the identified set of comparable companies to the investment is considered in applying the market approach.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

Marketable equity securities: The Partnership values equity securities that are traded on a national securities exchange at their last reported sales price.

Private operating companies

Investments in private operating companies may consist of common stock, preferred stock, and debt of privately owned portfolio companies. The transaction price, excluding transaction costs, is typically the Partnership’s best estimate of fair value at acquisition. At each subsequent measurement date, the Partnership reviews the valuation of each investment and records adjustments as necessary to reflect the expected exit value of the investment under current market conditions. Ongoing reviews by the Partnership’s management are based on an assessment of the type of investment, the stage in the lifecycle of the portfolio company, and trends in the performance and credit profile of each portfolio company as of the measurement date.

The Partnership uses an independent valuation service firm to value private operating companies. In certain instances, the Partnership may use multiple valuation approaches for a particular investment and estimate its fair value based on a weighted average or a selected outcome within a range of multiple valuation results. The decision to use a valuation approach will depend on the investment type and the information available. When applying valuation techniques used to determine fair value, the Partnership assumes a reasonable period of time for estimating cash flows and considers the financial condition and operating results of the portfolio company, the nature of the investment, restrictions on marketability, market conditions, foreign currency exposures, and other factors. When determining the fair value of investments, the Partnership exercises significant judgment and uses the best information available as of the measurement date. Due to the inherent uncertainty of valuations, the fair values reflected in the financial statements as of the measurement date may differ from (1) values that would have been used had a readily available market existed for those investments and (2) the values that may ultimately be realized.

Inputs used under a market approach may include valuation multiples applied to corresponding performance metrics, such as earnings before interest, taxes, depreciation, and amortization (EBITDA); revenue; or net forecasted earnings. The selected valuation multiples were estimated through a comparative analysis of the performance and characteristics of each investment within a range of comparable companies or transactions in the observable marketplace. In addition, recent merger and acquisition transactions of comparable companies may be used as a basis to develop implied valuation multiples. Investment valuations using the market approach may also consider factors such as liquidity, credit, and market risk factors of the portfolio company.

The option pricing model which could be used to allocate the enterprise value of a portfolio company at each share class level, if necessary, treats a portfolio company’s common stock and preferred stock as call options on the equity value of the portfolio company, with exercise or strike prices based on the characteristics of each series or class of equity in the portfolio company’s capital structure (e.g., the liquidation preference of a given series of preferred stock). This method is sensitive to certain key assumptions, such as volatility and time to exit, that are not observable.

(d)    Cash

Cash consists of cash held in a preferred deposit for business and checking accounts. The Partnership maintains a portion of its cash in FDIC-insured bank deposit accounts which, at times, may exceed federally insured limits. To date, the Partnership has not experienced any losses in such accounts. Based on the size and strength of the banking institutions used, the Partnership does not believe it is exposed to any significant credit risks on cash. There are no cash equivalents on September 30, 2022, nor is any cash subject to restrictions on its use.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

(e)    Income Taxes

The Partnership does not record a provision for U.S. federal, state, or local income taxes, because partners report their share of the Partnership's income or loss on their income tax returns; accordingly, no provision for income taxes is made in the accompanying financial statements. The tax rules governing the reporting of annual tax information to the partners may not follow the financial accounting policies used in preparing financial statements for the Partnership in accordance with the U.S. generally accepted accounting principles.

The authoritative guidance on accounting for and disclosure of uncertainty in tax positions requires the General Partner to determine whether a tax position of the Partnership is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority.

The Partnership has determined that there is no tax liability resulting from unrecognized tax benefits related to uncertain income tax positions taken or expected to be taken on the tax return to be filed for the year ending December 31, 2022. The Partnership’s policy is to record penalties and interest as incurred in income tax expenses. No income tax returns are currently under examination. The statute of limitations on the Partnership’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

(f)    Interest Income

Investment interest income is recorded on an accrual basis. Accrual of interest ceases when, in the judgment of management, the collectability of such income is not reasonably assured.

(g)    Escrow Receivable

During the year, the Partnership completed the sale of its investment in Evernym, Inc. (a Group B portfolio company as defined in the Agreement) and $124,256 of the proceeds from the sale were held in escrow as recourse for indemnity claims that may arise under the sale agreement. These amounts were fully collected as of September 30, 2022. Amounts held in escrow are held at estimated realizable value and included in net realized gain on investments.

(h)     Realized and Change in Unrealized Appreciation or Depreciation on Investments

Realized gains or losses on investments represent the difference between the original cost of the investment and the fair value of the investment at the sale or distribution date. Realized gains or losses on security transactions are determined on the basis of specific identification. Change in unrealized appreciation or depreciation represents the change between the original cost of the investment and the fair value of the investment for the period. Security transactions are accounted for on the date the securities are purchased or sold (trade date).

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

(3)    Fair Value Measurements

The Partnership’s assets recorded at fair value have been categorized based on a fair value hierarchy as described in the Partnership’s significant accounting policies in note 2. The following table presents information about the Partnership’s assets measured at fair value as of September 30, 2022:

	Level I	Level II	Level III	Total
Investments, at fair value
Common Stock	$—	—	163,961,323	163,961,323
Preferred stock	—	—	37,937,826	37,937,826
Convertible notes	—	—	5,798,512	5,798,512
Warrants	—	—	17,638	17,638
SAFE	—	—	1,100,000	1,100,000
Total investments, at fair value	$—	—	208,815,299	208,815,299

Change in Level 3 Measurements

The following table presents changes in assets classified in Level 3 of the fair value hierarchy during the year ended September 30, 2022, attributable to the following:

	Common stock	Preferred stock	Convertible notes	Warrants	SAFE	Total
Purchases	500,000	4,949,486	10,250,000	—	—	15,699,486
Sales	—	—	—	—	(2,193,922)	(2,193,922)
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total Level 3 Changes	500,000	4,949,486	10,250,000	—	(2,193,922)	13,505,564

Significant Unobservable Inputs

The following table summarizes the valuation techniques and significant unobservable inputs used for the Partnership’s investments that are categorized in Level 3 of the fair value hierarchy as of September 30, 2022.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

	Fair value at
	September	Valuation technique	Unobservable	Inputs
Investments, at fair value	30, 2022		inputs
Common stock	$135,881,554	Option pricing model, Market comparables	Adjusted valuation	10.6x
			multiples (revenue)
	31,999,769	Market approach - Recent Transactions	N/A	N/A
Preferred stock	10,709,467	Option pricing model	N/A	N/A
	23,308,359	Market approach - Recent Transactions	N/A	N/A
Convertible notes	4,287,663	Option pricing model, Market comparables	Adjusted valuation	10.6x
			multiples (revenue)
	1,360,849	Market approach - Recent Transactions	N/A	N/A
Warrants	17,638	Transaction backsolve	N/A	N/A
Safe Notes	1,250,000	Market approach - Recent Transactions	N/A	N/A

	$208,815,299

The investments are categorized as Level 3 due to the valuation methodology having significant unobservable inputs, and little or no market activity for the investments. All valuations were performed in accordance with the Partnership’s valuation policy, which is in accordance with ASC 820 and reflects management’s best judgment of the fair value of the assets. The General Partner values the investments based on the information available at the balance sheet date.

(4)    Capital Contributions

As of September 30, 2022, the total capital committed to the Partnership was $45,000,000 and of which $450,000 was committed by the General Partner and $44,550,000 by the Limited Partner. A total of $45,000,000 (100%) of capital commitments was called as of September 30, 2022.

(5)    Management Fee

The Management Company of the General Partner is paid an annual management fee for services rendered during the term of the Partnership The annual management fee is $2,500,000 per year over the first eight years of the term of the Partnership. The annual management fee paid to the Management Company in April 2022, was $2,500,000, of which $1,458,333 is included in prepaid management fees as of September 30, 2022.

The management fee expense for the year ended September 30, 2022, was $2,500,000.

(6)    Allocation of Partnership Profit and Loss

All operating expenses of the Partnership, except for Management Fees, are allocated to the Capital Accounts of all the partners in proportion to their respective partnership percentages. Management Fees are allocated to the Capital Account of the Limited Partner.

Allocations of carried interest to the General Partner are limited within the restricted sales windows unless a Group A portfolio company’s estimated fair value is above the Threshold NAV, which is defined in the Agreement. For the Group A companies with estimated fair value above the Threshold NAV, the allocation of hypothetical carried interest to the General Partner within the restricted sales window is 30% of Excess proceeds, which are the funds received from the sale of a Group A portfolio company above the Reference

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

NAV, as defined by the Agreement. In the case of a sale of a portfolio company during the restricted sales window that the General Partner cannot prevent, the General Partner and Limited Partner will reach a consensus on allocating and distributing the funds pursuant to the Agreement.

Allocations to the capital accounts at September 30, 2022, only reflect the General Partner’s carried interest as if the Partnership had realized the sale of Group A assets above the Threshold NAV at the fair value reported in the financial statements and assumes a hypothetical allocation and distribution of the net assets to the Partners as of September 30, 2022, consistent with the provisions of the Agreement. As of September 30, 2022, allocations of hypothetical carried interest to the General Partner were $15,258,240. Hypothetical carried interest to the General Partner will remain provisional until assets are realized. If the sales restriction of two or three years (see note 1) were lifted and the Partnership were able to liquidate the portfolio companies and distribute the funds at the estimated fair values reported as of September 30, 2022, the hypothetical carried interest allocation would be $18,201,596. The hypothetical carried interest allocation is not a projection of future events, but rather it is a calculation according to accounting guidelines of what the allocation would be if the Partnership were liquidated as of September 30, 2022. Due to the inherent uncertainties of the valuation process and the potential exit scenarios for the Partnership’s investments, the estimates of fair value, and therefore the hypothetical allocations of carried interest as of September 30, 2022, may differ significantly from the amounts realized in future periods and those differences could be material.

(7)    Distributions

Per the Agreement, proceeds from a sale of a portfolio company are distributed to the General and Limited Partners on a deal-by-deal basis. The Performance Fee (see note 8), if any, will first be distributed to the General Partner and thereafter the remaining proceeds will be allocated and distributed in accordance with the Agreement.

(8)    Performance Fees

Per the Agreement, following the disposition by the Partnership of a portfolio company, the Partnership may pay to the General Partner a Performance Fee in situations where the General Partner’s carried interest is less than the Target Performance Entitlement as defined in the Agreement. Depending on the amount of carried interest allocated to the General Partner, the Performance Fee could be a fixed amount or a percentage of the Excess Proceeds or a percentage of the cumulative proceeds. Performance Fee expenses are allocated to the Partnership capital accounts based on the respective Partnership percentages.

As of September 30, 2022, the Performance Fee liability was $747,481. This represents an estimated Performance Fee payable to the General Partner for the hypothetical liquidation of a Group A portfolio company with a valuation that is higher than the Threshold NAV at September 30, 2022.

Upon the expiration of the sales restriction windows, the estimated Performance Fee payable is expected to increase. If the sales restriction of two years for Group B companies or three years for Group A companies were lifted and the limitation on the Performance Fee and carried interest during the sales restriction window were removed, and the Partnership were able to liquidate the portfolio companies and distribute the funds at the fair values reported as of September 30, 2022, consistent with the Agreement, the Performance Fee liability for Group A and Group B companies would be $7,133,729 and $5,733,848, respectively. These values are not a projection of future events, but rather they are calculations according to the hypothetical liquidation accounting guidelines. Any portfolio company that is ultimately shut down due to the inability to obtain adequate financing, or to achieve adequate product market fit, and provides no exit or liquidation proceeds to the Partnership will not trigger any Performance Fee. Due to the inherent uncertainties of the valuation process and the potential exit scenarios for the Partnership’s investments, the estimates of fair

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

value, and therefore the Performance Fee liability as of September 30, 2022, may differ significantly from the amount realized in future periods and that difference could be material.

(9)    Related-Party Transactions

During the year ended September 30, 2022, the Partnership had the following related-party transactions:

•The management company of the General Partner pays expenses on behalf of the Partnership, and the Partnership reimburses these expenses, which include legal, accounting, professional, and other general expenses. The amount paid on behalf of the Partnership for the period ended September 30, 2022, was $320,826. The related party payable at period end was $0.

•During the year, the Partnership sold investments in Evernym, Inc. and paid a Performance Fee of $1,077,125 to the General Partner in accordance with the Agreement. Additionally, $1,223,546 was distributed to the Limited Partner and $171,140, which includes $158,781 of carried interest, was distributed to the General Partner.

(10)     Financial Highlights

The Limited Partner’s ratio of net investment loss to average net assets for the period from October 1, 2021, to September 30, 2022, is approximately -1.96%. The net investment loss is calculated by summing investment and other income, less total expenses, which include management fees. The Limited Partner’s ratio of expenses to average net assets for the period from October 1, 2021, to September 30, 2022, is approximately -2.01%. Expenses are the Partnership’s expenses, including the management fees.

The Internal Rate of Return (IRR) for the limited partner from inception to the year ended September 30, 2022, is -6.02%. The IRR for the previous fiscal year ending September 30, 2021, was 6.37%. The IRR was computed based on the actual dates of the cash inflows (capital contributions), outflows (distributions), and the ending net assets at the end of the period (residual value) of the limited partner’s capital account. These may not be indicative of the future performance of the Partnership.

(11)    Risk Management

In the ordinary course of business, the Partnership manages a variety of risks, including market risk and liquidity risk. The Partnership seeks to identify and monitor risk through diversification of exposures and activities across a variety of instruments, markets, and counterparties.

Market risk is the risk of potentially adverse changes to the value of financial instruments. The Partnership manages its exposure to market risk through various risk management strategies.

Liquidity risk is the risk that the Partnership may not be able to sell assets when it desires to do so or to realize what it estimates to be its fair value in the event of a sale. The sale of illiquid assets and restricted securities often requires more time and results in higher selling expenses than does the sale of securities eligible for trading on national securities exchanges or on the over-the-counter markets. Restricted securities may sell at a price lower than similar securities that are not subject to a restriction on resale.

The Partnership has provided general indemnifications to officers, directors, members, employees, and agents of the General Partners, when they act, in good faith, in the best interests of the Partnership. Such indemnifications provided by the Partnership are subordinate to the liability coverage carried by the General Partner and should serve to mitigate any potential liability which may arise at the Partnership level. The Partnership is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make significant payments under these general business indemnifications to be remote.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
September 30, 2022

(12)    Subsequent Events

On December 30, 2022, the Partnership agreed with the board of Medici Land Governance, Inc. (MLG) to sell a significant portion of common shares to a third-party investor. Upon completion of the transaction, the Partnership’s interest in MLG will be reduced to 2%, and the Partnership will not have a representative on the MLG board. This transaction reduced the Partnership’s value of the MLG investment to $20,408.

Subsequent to September 30, 2022, there have been negative activities relating to the cryptocurrency market. In addition, the global economic downturn contributed to significant volatility in financial markets. The General Partner is monitoring developments relating to these events. The extent of the impact of these activities on the financial performance of investments and the Partnership's operations is highly uncertain and cannot be predicted.

The Partnership has evaluated subsequent events through February 14, 2023, the date the financial statements were available to be issued, and except for the matters disclosed above, did not note any items that would adjust the financial statements or require disclosure.